Exhibit (d)(8)(iii)

EQ ADVISORS TRUST

AMENDMENT NO. 2 TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

AMENDMENT NO. 2 effective as of October 1, 2023 (“Amendment No. 2”) to the Investment Sub-Advisory Agreement dated as of July 16, 2020, as amended (“Agreement”) between Equitable Investment Management Group, LLC, a limited liability company organized under the laws of the State of Delaware (“EIM” or “Adviser”) and Pacific Investment Management Company LLC, a limited liability company organized in the State of Delaware (“PIMCO” or “Sub-Adviser”).

WHEREAS, EIM and Sub-Adviser have agreed to amend the Agreement to modify the fee payable to the Sub-Adviser for investment advisory and other services the Sub-Adviser provides to the EQ/PIMCO Total Return ESG Portfolio, EQ/Quality Bond PLUS Portfolio, and Multimanager Core Bond Portfolio, effective October 1, 2023;

NOW, THEREFORE, EIM and PIMCO agree to modify the Agreement as follows:

1.	Appendix A. Appendix A to the Agreement is hereby replaced in its entirety by Appendix A attached hereto.

2.	Ratification. Except as modified and amended hereby, the Agreement is ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first set forth above.

EQUITABLE INVESTMENT MANAGEMENT GROUP, LLC		PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Kenneth Kozlowski	By:	/s/ Robert O. Young
	Kenneth Kozlowski Executive Vice President and Chief Investment Officer	Name: Robert O. Young Title: Managing Director

APPENDIX A

AMENDMENT NO. 2 TO

INVESTMENT SUB-ADVISORY AGREEMENT

The Adviser shall pay the Sub-Adviser monthly compensation computed daily at an annual rate equal to the following:

Portfolio(s)	Annual Sub-Advisory Fee Rate**

“Total Return Portfolios,” which shall consist of Portfolios or allocated portions of the Portfolios identified directly below:

EQ/Quality Bond PLUS Portfolio*

Multimanager Core Bond Portfolio*

EQ/PIMCO Total Return ESG Portfolio

0.25% on the first $750 million of the Total Return Portfolios’ average daily net assets; and 0.20% thereafter.

Portfolio(s)	Annual Sub-Advisory Fee Rate***
“Real Return Portfolios,” which shall consist of the Portfolios or allocated portions of the Portfolios identified directly below: EQ/PIMCO Real Return Portfolio EQ/PIMCO Global Real Return Portfolio	0.25% on the first $1 billion of the Real Return Portfolios’ average daily net assets, 0.20% thereafter.

Portfolio(s)	Annual Sub-Advisory Fee Rate****
EQ/PIMCO Ultra Short Bond Portfolio	0.15% of the Portfolio’s average daily net assets.

*

Fee to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Sub-Adviser, which may be referred to as the “Sub-Adviser Allocation Portion.”

**

The daily sub-advisory fee for the Total Return Portfolios is calculated by multiplying the aggregate net assets of the Total Return Portfolios at the close of the immediately preceding business day by the Annual Sub-Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily sub-advisory fee applicable to each Portfolio or Sub-Adviser Allocation Portion is the portion of the daily sub-advisory fee for the Total Return Portfolios that is equal to the Portfolio or Sub-Adviser Allocation Portion’s net assets relative to the aggregate net assets of the Total Return Portfolios, including the Portfolio or Sub-Adviser Allocation Portion, used in the fee calculation for that day.

***

The daily sub-advisory fee for the Real Return Portfolios is calculated by multiplying the aggregate net assets of the Real Return Portfolios at the close of the immediately preceding business day by the Annual Sub-Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily sub-advisory fee applicable to each Portfolio or Sub-Adviser Allocation Portion is the portion of the daily sub-advisory fee for the Real Return Portfolios that is equal to the Portfolio or Sub-Adviser Allocation Portion’s net assets relative to the aggregate net assets of the Real Return Portfolios, including the Portfolio or Sub-Adviser Allocation Portion, used in the fee calculation for that day.

****

The daily sub-advisory fee for each of the Portfolios is calculated by multiplying the aggregate net assets of the Portfolio at the close of the immediately preceding business day by the Annual Sub-Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.